UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 22, 2005

WCI COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31255	59-2857021
(Commission File Number)	(IRS Employer Identification No.)

24301 Walden Center Drive, Bonita Springs, FL	34134
(Address of Principal Executive Offices)	(Zip Code)

239-947-2600

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On September 22, 2005, WCI Communities, Inc. (the “Company”), as borrower, and Bay Colony-Gateway, Inc. and Resort at Singer Island Properties, Inc., each as a guarantor (together, the “Guarantor”), entered into the Third Consolidated, Amended and Restated Revolving Credit Construction Loan Agreement with Wachovia Bank, N.A. (“Wachovia”), as administrative agent and a lender, and other lenders to become parties thereto (the “Revolving Credit Agreement”). The Revolving Credit Agreement provides for a secured revolving line of credit of up to $390 million, but limited to a borrowing base generally equal to the sum of (i) 100% of the Adjusted Project Costs (as such term is defined in the Revolving Credit Agreement) of the land, improvements and personal property of certain enumerated projects of the Company located in Florida and New Jersey; (ii) 75% of the Adjusted Project Costs of all condominium units at such enumerated projects which are subject to purchase and sale agreements; and (iii) 50% of the Adjusted Project Costs of all condominium units at such enumerated projects which are not subject to purchase and sale agreements.

As of September 22, 2005, approximately $75,567,000 was outstanding under the Revolving Credit Agreement. Borrowings under the Revolving Credit Agreement are due and payable in full on or before December 31, 2008. The interest rate on borrowings under the Revolving Credit Agreement is determined, at the Company’s option, as either: (i) the higher of (a) the Federal Funds Rate plus 0.5% and (b) the prime rate of interest as publicly announced by Wachovia; or (ii) the LIBOR Rate plus a spread of 1.00% to 2.00%. The applicable rate with respect to the LIBOR Rate is based upon the Company’s leverage ratio. Outstanding loans generally may be repaid in whole or in part at any time, without penalty, subject to certain limitations.

The obligations of the Company under the Revolving Credit Agreement are generally secured by all of the property, rights and interests of the Company and the Guarantor that are subject to the security interests, assignments and liens created pursuant to the Revolving Credit Agreement.

The Revolving Credit Agreement contains customary affirmative and negative covenants. The Revolving Credit Agreement is also subject to customary “change of control” provisions.

The Revolving Credit Agreement also contains customary default provisions and provides that, upon the occurrence of an event of default relating to the bankruptcy or insolvency of the Company or the Guarantor, the unpaid balance of the principal and accrued interest under the Revolving Credit Agreement will become immediately due and payable without any action of the lenders. Upon the occurrence of any other event of default, Wachovia may, by written notice, declare the unpaid balance of the principal and accrued interest under the Revolving Credit Agreement immediately due and payable without any further action.

Some of the lenders, and certain of their affiliates, under the Revolving Credit Agreement perform various financial advisory, investment banking and commercial banking services for the Company, for which they receive usual and customary fees.

The Revolving Credit Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K. The above description of the Revolving Credit Agreement is not complete and is qualified in its entirety by reference to such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

A copy of the agreement is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits
99.1	Third Consolidated, Amended and Restated Revolving Credit Construction Loan Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WCI COMMUNITIES, INC.

By:	/s/ James D. Cullen
Name: James D. Cullen
Title: Vice President

Date: September 28, 2005